Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of October 19, 2015 (the “Effective Date”), is between Volt Information Sciences, Inc., a New York corporation (the “Company”), and Michael Dean (the “Executive”) (collectively, the “Parties” and each, a “Party”).  As of the Effective Date, this Agreement shall supersede and replace, in its entirety, that certain employment agreement, dated June 25, 2015, by and between the Parties (the “Prior Agreement”) and the Executive shall no longer have any rights, benefits or obligations thereunder; provided that the Executive shall remain entitled to any unpaid salary and benefits accrued under the Prior Agreement prior to the Effective Date.  In addition to the terms defined elsewhere herein, initial capitalized terms have the meanings given to them in Section 26.

1.           Term.  Subject to Section 7, the Executive’s employment will be for an initial term of three years commencing upon the Effective Date (the “Initial Employment Term”).  At the end of the Initial Employment Term and on each succeeding anniversary of the Effective Date, the Employment Term will be automatically extended by one additional year (each, a “Renewal Term”), unless, not less than 60 days prior to the end of the Initial Employment Term or any Renewal Term, either the Executive or the Company has given the other written notice of nonrenewal.  Without limiting the generality or effect of the foregoing, the Executive may terminate his employment with the Company at any time without Good Reason, subject to 60 days’ prior written notice to the Company.  For purposes of this Agreement, any reference to the “Employment Term” of this Agreement shall include the Initial Employment Term and any Renewal Term(s).

2.           Employment.  (a) During the Employment Term, the Executive will serve as the President and Chief Executive Officer of the Company.  At all appropriate times during the Employment Term, the Company will nominate the Executive for election to the Company’s Board of Directors (the “Board”).  The Executive will also serve as an officer, director or employee of any other member of the Company Group, as may be applicable, on the terms and conditions set forth herein, and without any additional compensation, including for service as a member of the Board.

(b)           The employment relationship between the Company and the Executive will be governed by the applicable general employment policies and practices of the Company Group, including those relating to ethics and business conduct, confidential information, harassment and discrimination, expense reimbursement and avoidance of conflicts (together, the “Company Policies”), except that when any express term of this Agreement is in conflict with the Company Policies, such term of this Agreement will control.

3.           Position and Duties of the Executive.  (a) The Executive will report directly to the Board, and have duties, responsibilities and authorities customary for the Executive’s title and position, and such duties, responsibilities and authority as may be assigned to the Executive from time to time by the Board consistent with his title and position.  Except as otherwise required by applicable law or regulation or any applicable securities exchange, during the Employment Term, the Executive shall be the most senior executive officer of the Company and all employees of the Company shall report directly or indirectly to the Executive.

(b)           During the Employment Term, the Executive will devote the Executive’s best efforts, full attention and energies during normal working time to the business(es) of the Company Group and the performance of any of the Executive’s duties as set forth herein.

(c)           So long as such activities do not involve a breach of this Agreement and do not interfere with the performance of the Executive’s duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs during the Employment Term and, subject to the prior approval of the Board in the Board’s discretion, serve as a member of the governing board of any such organization (with such approval being deemed given with respect to any such governing board service in effect as of the Effective Date and of which the Executive previously notified the Board).  Notwithstanding anything herein to the contrary, the Executive may not accept any position during the Employment Term with a for-profit enterprise without the prior written approval of the Board in the Board’s discretion.

4.           Compensation.  (a) Base Salary.  During the Employment Term, the Company will pay to the Executive a base salary per annum equal to $650,000 (as in effect from time to time, the “Base Salary”).  The Base Salary will be payable at the times and in accordance with the Company’s normal payroll practice, but in no event less frequently than monthly.  During the Employment Term, the Company shall annually review the Executive’s Base Salary.

(b)           Annual Bonus.  During the Employment Term, the Executive will be eligible to receive an annual cash incentive bonus in accordance with, and subject to, the terms and conditions of the Company’s applicable annual incentive bonus program (the “Annual Bonus”).  During the Employment Term, the Executive’s target Annual Bonus will be 100% of the Executive’s Base Salary, with potential for a lesser or larger Annual Bonus (up to the maximum Annual Bonus established by the Board), in all cases subject to the achievement of applicable performance objectives as set forth by the Board or a committee thereof.  Payment of the Annual Bonus for the Company’s 2015 fiscal year will be prorated based on the number of calendar days the Executive is employed by the Company following the Effective Date as a portion of the Company’s full 2015 fiscal year; provided that such pro-rated 2015 Annual Bonus shall not be less than $100,000.  The Annual Bonus in respect of any fiscal year shall be paid by the 15th day of the third month following the end of such fiscal year.

(c)           Initial Equity Grant.  On the Effective Date, the Executive will be granted the following equity-based awards (the “Initial Grant”), provided that the Initial Grant will be subject to the Company’s  shareholder approval of the Company’s 2015 equity incentive plan (the “Equity Plan”) at the Company’s annual meeting of shareholders following the Effective Date (the “Annual Meeting”):

(i)           An option to acquire 182,050 shares of the Company’s common stock, with a per-share exercise price equal to the closing price of one share of the Company’s common stock on the Effective Date (the “Option”).  The Option will vest ratably over three years on each of the first three anniversaries of the Effective Date, subject to the Executive’s continuous employment with the Company through each applicable vesting date, and will be subject to such terms and conditions as set forth in the Equity Plan and the applicable award agreement governing the grant of the Option attached hereto as Exhibit A; and

(ii)           40,016 restricted stock units (the “RSUs”), with such RSUs vesting ratably over three years on each of the first three anniversaries of the Effective Date, subject to the Executive’s continuous employment with the Company through each applicable vesting date, and will be subject to such terms and conditions set forth in the Equity Plan and the applicable award agreement governing the grant of the RSUs attached hereto as Exhibit B.

The Parties hereby agree that, in the event the Company’s shareholders fail to approve the Equity Plan at the Annual Meeting, the Initial Grant award shall be immediately cancelled (the “Cancellation”) and the Company and the Executive will work together in good faith to implement a mutually agreeable long-term incentive arrangement providing the Executive with substantially similar economic opportunity, value, vesting and performance conditions (the “Replacement Arrangement”), including with respect to the period commencing on the Effective Date and ending on the date the Replacement Arrangement is effective.  In all events, the Replacement Arrangement shall become effective within four months following the Cancellation.

(d)           Change in Control Prior to Effectiveness of Initial Equity Grant.  If, while the Executive remains employed by the Company, a Change in Control occurs prior to the Initial Grant awards becoming effective (including following the Cancellation) and at such time as the Company has not yet implemented a Replacement Plan, then Sections 7(b)(vii) and 7(c)(iii) shall thereafter be null and void and:

(i)           If the acquiring or surviving entity in the Change in Control transaction agrees to assume, convert or replace outstanding Company equity awards held by other Company employees, then the Option and the RSUs shall be cancelled and in lieu thereof the Executive shall be entitled to receive an amount of cash equal to the sum of (A) the per-share value of the property into which the Company’s other equity awards are converted or adjusted in connection with the Change in Control (valued at the applicable time of payment to the Executive) (the “Per Share Value”) less the per-share exercise price of the Option (to the extent such difference is positive) multiplied by the number of shares subject to the Option and (B) the Per Share Value multiplied by the number of RSUs, in each instance payable at the time the respective original Initial Grant awards would have vested in accordance with their original terms (including by virtue of Section 7(b)(v) or 7(c)(iv)); or

(ii)           If the acquiring or surviving entity in the Change in Control transaction does not agree to assume, convert or replace outstanding Company equity awards held by other Company employees, then the Option and the RSUs shall be cancelled and the Company shall pay to the Executive a lump sum cash amount, within 30 days following the date of the Change in Control, equal to the sum of (A) the number of RSUs multiplied by the cash value of the per-share consideration received by the Company’s shareholders at the time of the Change in Control, plus (B) the number of shares subject to the Option multiplied by the positive difference, if any, between the cash value of the per-share consideration received by the Company’s shareholders at the time of the Change in Control minus the per-share exercise price of the Option.

(e)           Prior Equity Grants.

(i)           Options.  On June 29, 2015, the Executive received a grant of an option to acquire 100,000 shares of the Company’s common stock, with a per-share exercise price of $9.28 (the “Prior Option Grant”).  Under the applicable award agreement, the Prior Option Grant was scheduled to vest in equal monthly installments on the first day of each month for six consecutive months, beginning on August 1, 2015.  The Parties hereby agree that the portion of the Prior Option Grant which remains unvested as of the Effective Date (i.e., 50,000 options) will instead vest on the first anniversary of the Effective Date.  The Prior Option Grant will continue to be subject to all other terms and conditions of the award agreement governing the Prior Option Grant.

(ii)           Restricted Stock Units.  On June 29, 2015, the Executive received a grant of 42,000 restricted stock units (the “Prior RSU Grant”).  Under the applicable award agreement, the Prior RSU Grant is scheduled to vest on the six-month anniversary of the grant date.  The Parties hereby acknowledge that, in accordance with the applicable award agreement, the Prior RSU Grant will vest on December 25, 2015 and will be settled within five days thereof.

For the avoidance of doubt, except as otherwise contemplated by this Section 4(e), the Parties hereby acknowledge and agree that the Executive’s transition from the role of Interim Chief Executive Officer of the Company to the role of Chief Executive Officer of the Company (as contemplated herein) will not result in the accelerated vesting of either the Prior Option Grant or the Prior RSU Grant.

(f)           Long-Term Incentive Compensation.  The Company intends, but is not obligated, to annually provide the Executive with long-term incentive compensation opportunity with a target value at grant of not less than $1,600,000 (based on the valuation method used by the Company for financial reporting purposes) through a combination of stock option grants, restricted stock units or other equity-based awards, cash-based long-term plans or other components, and in such proportions and subject to such conditions, as may be determined by the Company from time to time in its sole discretion and in good faith.

5.           Benefits.  (a) Employee Plans.  During the Employment Term, subject to the terms and conditions of the applicable plans, the Executive will be eligible to participate in the Company-sponsored group health, major medical, dental, vision, life insurance, 401(k) and other employee welfare benefit plans (the “Employee Plans”).  The Executive acknowledges that the Company reserves the right to amend or terminate any Employee Plan(s) at any time in its discretion, subject to the terms of such Employee Plan(s) and applicable law.

(b)           Vacation.  During the Employment Term, the Executive will be eligible to participate in the Company’s vacation, holiday and sick, personal and other leave policies as are provided under the Company’s policies applicable to executives generally.

6.           Expenses.  From and after the Effective Date, the Company will pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive during the Employment Term in connection with the Executive’s duties on behalf of the Company Group in accordance with the Company’s travel and expense policy, as it may be amended from time to time, or any successor policy applicable to executives of the Company, and in accordance with Section 22, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies.

7.           Termination.  (a) Termination by the Company for Cause or Resignation by the Executive Without Good Reason.  If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason (including after the Executive provided the Company with a written notice of nonrenewal pursuant to Section 1), the Executive will not be eligible to receive Base Salary, to receive an Annual Bonus or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation, except for the right to receive (i) accrued but unpaid Base Salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practice; (ii) any accrued unused vacation time, to be paid in accordance with the Company’s normal payroll practice; (iii) any unreimbursed business expenses incurred by the Executive prior to the date of termination, to be paid in accordance with the provisions of Section 6; and (iv) any compensation and benefits payable to the Executive under the terms of the Employee Plans or the Company’s incentive arrangements in which the Executive participated prior to the date of termination of employment, in accordance with the terms of such Employee Plans and incentive arrangements (together, the “Accrued Compensation and Benefits”).

(b)           Termination by the Company Without Cause, Resignation by the Executive for Good Reason or Nonrenewal Resignation.  Except as otherwise set forth in Section 7(c), if (and in all events other than due to the Executive’s death or Disability), (A) the Executive’s employment is terminated during the Employment Term by the Company without Cause, (B) the Executive terminates employment during the Employment Term for Good Reason or (C) after the Company provides the Executive with a written notice of nonrenewal pursuant to Section 1, the Executive terminates employment without Good Reason no later than 30 days following the expiration of the Employment Term (any termination pursuant to this clause (C), a “Nonrenewal Resignation”), then the Executive will be entitled to receive from the Company, in full satisfaction of the Executive’s rights and any benefits the Executive is entitled to under this Agreement, any other employment arrangement with the Company Group or otherwise, the following, subject to Section 7(e):

(i)           The Accrued Compensation and Benefits;

(ii)           (A) an amount equal to any earned but unpaid Annual Bonus with respect to a year prior to the year in which the termination occurred and (B) a pro-rated Annual Bonus for the year in which the termination occurred (based on the actual achievement of applicable performance criteria, and based on the number of days the Executive was employed by the Company as a portion of the applicable performance period); provided that such amounts shall be determined without regard to any otherwise-applicable individual performance criteria, and any discretionary reduction in the amount shall not exceed the amount of the average of the discretionary reductions applied to the Company’s other named executive officers for the applicable year, and in all cases payable when Annual Bonuses are ordinarily paid to similarly situated executives of the Company for the applicable year;

(iii)           An amount equal to two times the sum of (A) the Base Salary plus (B) target Annual Bonus, to be paid in accordance with the Company’s normal payroll practice for a period of 24 months following the date of termination of employment, provided that, in the event of a Nonrenewal Resignation, the amount payable shall instead be equal to one times the sum of (A) Base Salary plus (B) target Annual Bonus, and shall instead be payable in accordance with the Company’s normal payroll practice for a period of 12 months following the date of termination of employment;

(iv)           The Prior Option Grant and Prior RSU Grant shall immediately vest and all outstanding options under such the Prior Option Grant shall continue to be exercisable for 12 months following the date of termination (but in no event later than the date of expiration of the original term of the Prior Option Grant);

(v)           Any unvested time-vested Company options to acquire Company stock (other than the Prior Option Grant) and other unvested time-vested Company equity awards (other than the Prior RSU Grant), in all cases that would vest within 12 months following the date of termination, shall immediately vest and all outstanding time-vested Company options and stock appreciation rights shall continue to be exercisable for 12 months following the date of termination (but in no event later than the date of expiration of the original term of such awards), and with all such awards to be settled in accordance with the terms of the applicable equity incentive plan and/or the applicable award agreement;

(vi)           Any unvested performance-vested Company options to acquire Company stock and other unvested performance-vested Company equity awards, in all cases that would vest within 12 months following the date of termination if specified performance goals or criteria are satisfied, shall remain outstanding and shall vest if, and at the time that, such goals or criteria are satisfied (and all outstanding performance-vested Company options and stock appreciation rights shall continue to be exercisable for 12 months following the date of termination, but in no event later than the date of expiration of the original term of such awards), and with all such awards to be settled in accordance with the terms of the applicable equity incentive plan and/or the applicable award agreement;

(vii)           Subject to Section 4(d), if the Executive’s termination of employment occurs prior to the Initial Grant awards becoming effective (including following the Cancellation) and at such time as the Company has not yet granted the Executive awards under the Replacement Plan, an amount, payable in a lump sum on the 60th day following the date of termination of employment, equal to one-third of the sum of (A) the number of RSUs multiplied by the fair market value of a share of Company stock on the date of termination, plus (B) the number of shares subject to the Option multiplied by the positive difference, if any, between the fair market value of a share of Company stock on the date of termination minus the per-share exercise price of the Option; and

(viii)           Reimbursement for the employer portion of the monthly cost of maintaining health benefits for the Executive (and the Executive’s spouse and eligible dependents) as of the date of termination of employment under a group health plan of the Company for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), excluding any short-term or long-term disability insurance benefits, for a period of 18 months following the date of the termination of employment, to the extent the Executive properly elects COBRA coverage.  Such reimbursements shall be paid in accordance with Sections 6 and 22 of this Agreement.  The benefits described in clauses (ii) through (viii) of this Section 7(b) are collectively referred to herein as the “Severance Benefits.”

(c)           Termination by the Company Without Cause, Resignation by the Executive for Good Reason or Nonrenewal Resignation During the Change in Control Period.  If, during the Change in Control Period (and in all events other than due to the Executive’s death or Disability), (A) the Executive’s employment is terminated during the Employment Term by the Company without Cause, (B) the Executive terminates employment during the Employment Term for Good Reason or (C) there is a Nonrenewal Resignation, then Executive will be entitled to receive from the Company, in full satisfaction of the Executive’s rights and any benefits the Executive is entitled to under this Agreement, any other employment arrangement with the Company Group or otherwise, the following, subject to Section 7(e) and in lieu of any amounts otherwise payable in accordance with Section 7(b):

(i)           The Accrued Compensation and Benefits;

(ii)           The Severance Benefits (other than the benefits described in clauses (iv), (v), (vi) and (vii) of Section 7(b)), provided that the amount described in clause (iii) of Section 7(b) shall instead be payable in a lump sum on the 60th day following the date of termination of employment if (A) the Executive’s termination of employment occurs following a Change in Control and (B) such Change in Control constitutes a “change in control event” for purposes of Section 409A;

(iii)           Subject to Section 4(d), if the Executive’s termination of employment occurs prior to the Initial Grant awards becoming effective (including following the Cancellation) and at such time as the Company has not yet granted the Executive awards under the Replacement Plan, an amount, payable in a lump sum on the 60th day following the date of termination of employment, equal to the sum of (A) the number of RSUs multiplied by the fair market value of a share of Company stock on the date of termination, plus (B) the number of shares subject to the Option multiplied by the positive difference, if any, between the fair market value of a share of Company stock on the date of termination minus the per-share exercise price of the Option; and

(iv)           Notwithstanding the terms of any equity agreement, all of the Executive’s outstanding equity awards will fully vest and become non-forfeitable, with (A) any such outstanding stock options and stock appreciation rights becoming fully exercisable, subject to any applicable performance conditions (and with all such stock options and stock appreciation rights remaining exercisable for 12 months following the date of termination of employment (but in no event later than the date of expiration of the original term of such award)); and (B) the restriction period on any such restricted stock and any such restricted stock units held by the Executive lapsing and any other requirements or conditions with respect to the foregoing or other such equity-based awards held by the Executive lapsing and being disregarded, and all equity awards accelerated pursuant to this paragraph will be settled in accordance with the terms of the applicable equity incentive plan and/or the applicable award agreement.

(d)           Termination by death or Disability.  If the Executive becomes Disabled or dies during the Employment Term, the Executive’s employment will terminate and the Executive (or in the case of death, the Executive’s beneficiary or, if none, the Executive’s estate), will be entitled to receive from the Company, in full satisfaction of the Executive’s rights and any benefits the Executive is entitled to under this Agreement, any other employment arrangement with the Company Group or otherwise, the following:

(i)           The Accrued Compensation and Benefits; and

(ii)           The benefits described in clauses (ii) and (iv) of Section 7(b).

(e)           Payment Timing & Release Requirement.  Any obligation of the Company to make any payment pursuant to Section 7(b) or (c) (other than the payment of Accrued Compensation and Benefits) is conditioned upon the Executive first executing and delivering to the Company an effective release, substantially in the form attached hereto as Exhibit C (the “Release”), within 59 days after the date of termination of employment, with all periods for revocation therein having expired.  Subject to the Executive’s compliance with the preceding sentence, all amounts payable, or other benefits set forth in Section 7(b) or (c) (other than the payment of Accrued Compensation and Benefits) otherwise due before the 60th day following the date of the Executive’s termination of employment will instead accumulate and will be paid or provided on the 60th day following the date of termination of employment.

(f)           Forfeiture.  Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder will be forfeited if the Executive breaches Section 8, 9 or 11; provided that, before invoking this paragraph, the Company will provide the Executive a reasonable time (not to exceed 30 days) to respond to such assertion and, to the extent curable, a right to cure such breach within such time.

(g)           No Mitigation; No Offset.  The Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may have.

8.           Duty of Loyalty.  During the course, and as a result, of the Executive’s employment with the Company, the Executive will have access to Confidential Information; the opportunity to gain close knowledge of, and possible influence over, customers, suppliers, independent contractors and employees of the Company Group; possess in some measure the goodwill of the Company Group; and come to possess an intimate knowledge of the business of the Company Group, including all of its policies, methods, personnel and operations.

(a)           Confidentiality.  (i) The Executive acknowledges that, in the course of the Executive’s employment, the Executive will become familiar with the trade secrets, confidential information and other proprietary information concerning the Company Group, including projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, employment pay information and data, research and development, intellectual property, trademarks, customer lists, pricing information, production and cost data, compensation and fee information, accounting and financing data, and methods of design, distribution, marketing, service or procurement, regardless of whether such information has been reduced to documentary form, which the Company and/or an Affiliate treats as confidential or proprietary (collectively, the “Confidential Information”).

(ii)           The Executive acknowledges and agrees that any and all Confidential Information will be received and held by the Executive in a confidential capacity.  The Executive will not, during the Employment Term and/or at any time thereafter, in any manner, whether directly or indirectly, knowingly use for the Executive’s own benefit or the benefit of any other Person, or disclose, divulge, render or offer, any Confidential Information, except on behalf of the Company in the course of the proper performance of the Executive’s duties hereunder.

(b)           Effect of Competition or Solicitation.  (i) The Executive acknowledges that (A) the Executive’s services are of special, unique and extraordinary value to the Company Group and (B) the Company Group’s ability to accomplish its purposes and to successfully compete in the marketplace depends substantially on the skills and expertise of the Executive.  The Executive acknowledges and agrees that the Company Group would be irreparably damaged if the Executive were to not devote substantially all of the Executive’s business time and efforts to the business and affairs of the Company Group during the Employment Term, or were to provide services to any business (whether a corporation or a division of a corporation or similar business unit) which competes with any member of the Company Group.

Therefore the Executive Agrees that, in the event that, during the Executive’s employment with the Company or during a period of 24 months thereafter (or 12 months thereafter in the event of a Nonrenewal Resignation or a termination of the Executive’s employment pursuant to Section 7(c), but in all events other than due to the Executive’s death or Disability) (collectively and as applicable, the “Restricted Period”), the Executive engages in any of the activity set forth below, then, subject to Section 7(f), the Executive shall immediately forfeit his right to receive any payments or benefits pursuant to Section 7(b), (c) or (d) (other than the payment of Accrued Compensation and Benefits) in addition to any other remedies available to the Company:

(ii)           directly or indirectly, engage in, own or control any interest in, or act as an officer, director, partner, employee of, or consultant or advisor to, any firm, institution or other entity directly or indirectly engaged in a business that is substantially similar to that in which the Executive was engaged during the Executive’s employment with the Company or which competes with the Company Group, within the geographical area that is co-extensive with the scope of the Executive’s responsibilities for the Company Group during the last 12 months of the Executive’s employment with the Company.  Notwithstanding the foregoing, it will not be a violation of this Section 8(b)(ii) for the Executive to directly or indirectly own less than two percent (2%) of the outstanding public equity or debt of a publicly owned corporation engaged in the same or similar business to that of the Company Group, provided that the Executive is not in a control position with respect to such corporation;

(iii)           hire, solicit, encourage or otherwise induce any employee, consultant or independent contractor of any member of the Company Group, who provided services to any member of the Company Group within the preceding six months, to terminate his or her employment or other contractual relationship with any member of the Company Group; or

(iv)           induce or attempt to induce any Person which is a supplier, distributor, customer or otherwise a contracting party of any member of the Company Group at any time during the applicable Restricted Period, to terminate or modify any written or oral agreement or understanding with any member of the Company Group.

(c)           Company Property.  All notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof), advertising, sales, manufacturers’ and other materials or articles or information, including data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company Group or developed, made or compiled by the Executive on behalf of the Company Group or at the Company Group’s direction or for the Company Group’s use or otherwise in connection with the Executive’s employment hereunder, are and will remain the sole property of the Company Group, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage, but excluding materials relating directly to the terms and conditions of the Executive’s employment and the Executive’s performance as an employee of the Company Group (the “Company Property”).  If any member of the Company Group requests the return of any Company Property at any time during or at or after the date of termination of employment, the Executive will deliver all such Company Property, including all copies of the same, to the Company as soon as practicable.  The provisions of this paragraph apply during and after the period when the Executive is an employee of the Company Group and will be in addition to (and not a limitation of) any legally applicable protections of the Company Group’s interest in Confidential Information, trade secrets and the like.

(d)           Non-Disparagement.  At no time during or after the Employment Term will the Executive utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about any member of the Company Group and/or any of their respective businesses, or any of their respective officers, employees or directors.  Similarly, at no point during or after the Employment Term will the Company directly or indirectly utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Executive.  In addition, the Company will instruct its executive officers not to utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Executive.  Nothing in this Section 8(d) shall prohibit the Company or the Executive from providing truthful and accurate facts about the other party where required to do so by law.  If any member of the Company Group or any of their respective officers, employees or directors utters, issues or circulates publicly any false or disparaging statements, remarks or rumors about the Executive, the Executive may appropriately respond without being in violation of this Section 8(d).

(e)           The Executive’s obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any Party, until and unless such Confidential Information has become, through no fault of the Executive, generally known to the public.  For purposes of this paragraph, “generally known” means known throughout the domestic U.S. industry or the appropriate foreign country’s or countries’ industry.  In the event that the Executive is required by law, regulation, or court order to disclose any of the Confidential Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company Group seeking a protective order or other appropriate remedy from the proper authority at its sole cost and expense.  The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, the Executive will furnish only that portion of the Confidential Information that is legally required, and the Executive will, at the Company’s expense, exercise all reasonable legal efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information.

(f)           The Executive’s obligations under this Section 8 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company Group’s policies and applicable law and regulatory guidance.

9.           Developments.  (a) The Executive will make full and prompt disclosure to the Company Group of all inventions, improvements, discoveries, methods, developments, software, mask works and works of authorship, whether patentable or copyrightable or not, (i) which relate to the business(es) of the Company Group and have heretofore been created, made, conceived or reduced to practice by the Executive or under the Executive’s direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company Group’s business(es) and are created, made, conceived or reduced to practice by the Executive or under the Executive’s direction or jointly with others during the Executive’s employment with the Company Group, whether or not during normal working hours or on the premises of the Company Group (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

(b)           The Executive agrees to assign and hereby assigns to the Company Group (or any Person designated by the Company Group) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right.  This paragraph will not apply to Developments that the Executive developed entirely on the Executive’s own time without using the Company Group’s equipment, supplies, facilities or Confidential Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company Group’s business(es), or actual or demonstrably anticipated research or development.  To the extent this Agreement is construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph will be interpreted not to apply to any invention which a court rules or the Company agrees falls within such classes but will be interpreted to apply thereto to the maximum extent legally permissible.

(c)           The Executive will cooperate fully with the Company Group, both during and after the Executive’s employment with the Company Group, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments.  The Executive will not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation.  The Executive will sign all papers, including copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company Group may deem necessary or desirable in order to protect its rights and interests in any Development.  If any member of the Company Group is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company is expressly authorized to execute any such papers as the Executive’s agent and attorney-in-fact, coupled with interest, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf and to take any and all other actions as the Company Group may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

(d)           Exception.  This Section 9 does not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870.  The Executive hereby acknowledges that he has received written notice of the provisions of California Labor Code Section 2870, which provides as follows:

“(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

10.           Remedies.  The Executive and the Company acknowledge that the covenants contained in Sections 8 and 9 are reasonable under the circumstances.  Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended.  The Executive further acknowledges that the remedy at law available to the Company Group for breach of any of the Executive’s obligations under Sections 8 and 9 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, in addition to any other rights or remedies that the Company Group may have at law, in equity or under this Agreement, upon proof of the Executive’s violation of any such provision of this Agreement, the Company Group will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

11.           Continued Availability and Cooperation.  (a) Following termination of the Executive’s employment, the Executive will reasonably cooperate with the Company Group and with the Company Group members’ counsel in connection with any present or future actual or threatened litigation, administrative proceeding or investigation involving any member of the Company Group that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company Group.  Cooperation will include:

(i)           Being reasonably available for interviews and discussions with the Company Group members’ counsel, as well as for depositions and trial testimony;

(ii)           If depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefor, as and to the extent that the Company Group or any Company Group member’s counsel reasonably requests;

(iii)           Refraining from impeding in any way the Company Group’s prosecution or defense of such litigation or administrative proceeding; and

(iv)           Reasonably cooperating fully in the development and presentation of the Company Group’s prosecution or defense of such litigation or administrative proceeding.

(b)           The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is authorized in advance in writing by the Company), incurred in connection with any such cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment.  However, the Executive will not be entitled to any separate compensation for any matter referred to in this Section 11.

12.           Dispute Resolution.  (a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive forum for resolving such claims.  Such arbitration will be administered by the American Arbitration Association (the “AAA”) and governed by New York law.  The arbitration will be conducted by a single arbitrator selected by the Executive and the Company according to the rules of the AAA.  In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the Executive’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAA.  The arbitration proceeding will commence on a mutually agreeable date within 90 days after the request for arbitration.  The forum for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in New York County, New York.

(b)           The Parties agree that each will bear its own costs and attorneys’ fees in any arbitration hereunder.  The arbitrator will not have authority to award attorneys’ fees or costs to any Party.

(c)           The arbitrator will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law.  The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state and local laws.  The decision of the arbitrator will be final and binding on the Parties.

(d)           Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 8 and 9 will be subject to arbitration under this Section 12, but will instead be subject to determination as provided in Section 17.

13.           Other Agreements, Entire Agreement, Etc.  No agreement, representation or warranty, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by any Party which is not expressly set forth in this Agreement.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including but not limited to the Prior Agreement.  Nothing herein will be deemed to provide the Executive a right to remain an officer or employee of any member of the Company Group.

14.           Withholding of Taxes.  The Company will have the right to withhold from any amount payable hereunder any federal, state, city, local or other taxes in order for the Company Group to satisfy any withholding tax obligation it may have under any applicable law, regulation or ruling.

15.           Successors and Binding Agreement.  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including any Person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed “the Company” for purposes of this Agreement), but will not otherwise be assignable or delegable by the Company, except that the Company may assign this Agreement, or may assign its rights and delegate its duties hereunder, to any Person who acquires all of the voting stock of the Company (or to any parent entity thereof).

(b)           This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.  If the Executive dies while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

(c)           This Agreement is personal in nature and neither the Company nor the Executive may, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder, except as expressly provided in Sections 15(a) and 15(b).  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

16.           Notices.  Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses (or at the other address as a Party may specify by notice to the other) to the Company, to the attention of the General Counsel at its principal executive offices, and to the Executive, at the Executive’s principal residence as set forth in the employment records of the Company.

17.           Governing Law and Choice of Forum.  (a) This Agreement will be construed and enforced according to the laws of the State of New York, other than the choice of law provisions thereof.

(b)           To the extent not otherwise provided for by Section 12, the Parties consent to the exclusive jurisdiction of all state and federal courts located in New York County, New York, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship.  Each Party hereby expressly waives (i) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (ii) any and all objections either may have to venue, including the inconvenience of such forum, in any of such courts.  In addition, each Party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

18.           Validity/Severability.  The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

19.           Survival.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Employment Term or this Agreement (including those under Sections 8, 9, 10 and 11) will survive any termination or expiration of this Agreement.

20.           Subsequent Employment.  During the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 8 and 9 of this Agreement and provide the offeror a copy thereof.  The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the Persons described in this paragraph and to make such Persons aware of the Executive’s obligations under this Agreement.

21.           Excise Tax.  (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control of the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)           In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order:  (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.  Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)           At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement).  If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 21.  All determinations required by this Section 21 (or requested by either the Executive or the Company in connection with this Section 21) will be at the expense of the Company.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 21 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

22.           Compliance with Section 409A.  (a) The Parties intend that any amounts payable under this Agreement, and the Company’s and the Executive’s exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject the Executive to the payment of the additional tax, interest or penalty which may be imposed under Section 409A.  In furtherance thereof, to the extent that any provision of this Agreement would result in the Executive being subject to payment of additional tax, interest or penalty under Section 409A, the Parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on Executive in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any Party, and thereafter the Parties will interpret its provisions in a manner that complies with Section 409A.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed.

(b)           Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of the Executive’s “Separation From Service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon Separation From Service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s Separation From Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive’s Separation From Service or (ii) the Executive’s death.

(c)           With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in the Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed by the Executive no later than December 31st of the year following the year in which the Executive incurs the related expenses.  In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d)           Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.

(e)           A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service, and notwithstanding anything contained herein to the contrary, the date on which such Separation From Service takes place will be the termination date.

23.           Amendment; Waiver.  (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.  No course of dealing between the Parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)           No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

24.           Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, the Parties will re-execute original forms thereof and deliver them to the requesting Party.  No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each Party forever waives any such defense.

25.           Headings; Interpretation.  (a) The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.

(b)           Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement.

(c)           In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(d)           The word “including” (in its various forms) means including without limitation.  All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

26.           Defined Terms.  In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital letters:

(a)           “Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.  Unless otherwise indicated, an Affiliate refers to an Affiliate of the Company.

(b)           “Cause” means:

(i)           Any act or omission constituting a material breach by the Executive of any provisions of this Agreement or constituting a material violation of the Company Policies;

(ii)           The willful failure by the Executive to perform the Executive’s duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by the Company that identifies in reasonable detail the manner in which the Company believes the Executive has not performed the Executive’s duties, if, within 30 days of such demand, the Executive fails to cure any such failure that is capable of being cured;

(iii)           Any misconduct by the Executive that is materially injurious to any member of the Company Group, financial or otherwise, or any act of misappropriation, fraud including with respect to any member of the Company Group’s accounting and financial statements, embezzlement or conversion by the Executive of the property of any member of the Company Group;

(iv)          The conviction (or plea of no contest) of the Executive for any felony;

(v)           The Executive’s gross negligence, gross neglect of duties or gross insubordination;

(vi)          The Executive’s commission of any violation of any antifraud provision of federal or state securities laws; or

(vii)         The Executive’s alcohol or prescription or other drug abuse substantially affecting work performance.

(c)           “Change in Control” has the meaning ascribed to such term in the Volt Information Sciences, Inc. 2015 Equity Incentive Plan (as in effect as of the Effective Date).

(d)           “Change in Control Period” means (i) any period during which the Company is party to a definitive agreement with any other Person, the consummation of the transactions contemplated by which would result in a Change in Control, and (ii) the period commencing on the date a Change in Control occurs and ending on the second anniversary of such date.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Company Group” means the Company and its Affiliates.

(g)           “Disability” or “Disabled” means:

(i)           The Executive’s incapacity due to physical or mental illness to substantially perform the Executive’s duties and the essential functions of the Executive’s position, with or without reasonable accommodation, on a full-time basis for six months; or

(ii)           The Executive becomes eligible to receive benefits under the Company’s applicable long-term disability plan;

except that, if the Executive does not agree with a determination to terminate the Executive’s employment because of Disability, the question of the Executive’s Disability will be subject to the certification of a qualified medical doctor reasonably agreed upon by the Company and the Executive.  The costs of such qualified medical doctor will be paid by the Company.

(h)           “Good Reason” means, without the Executive’s consent:

(i)           A diminution in the Executive’s Base Salary or target Annual Bonus, other than as a result of a general reduction in Base Salary and/or target Annual Bonus that affects all senior executives of the Company in substantially the same proportions (but in no event shall the Executive’s (A) Base Salary be less than 80% of the Executive’s highest Base Salary during the Employment Term or (B) target Annual Bonus be less than 80% of the Executive’s highest target Annual Bonus during the Employment Term);

(ii)           A material diminution in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

(iii)           The Executive ceases to be a member of the Board (other than due to the Executive’s resignation from the Board or his voluntary failure to stand for election to the Board), provided that Cause does not exist;

(iv)           A relocation of the Executive’s principal place of employment by more than 50 miles from the Executive’s principal place of employment as of the Effective Date;

(v)           The Company’s failure to provide the Executive during any year of the Employment Term with long-term incentive compensation opportunity with a target value at grant of at least $1,600,000 (based on the valuation method used by the Company for financial reporting purposes) through a combination of stock option grants, restricted stock units or other equity-based awards, cash-based long-term plans or other components, and in such proportions and subject to such conditions, as may be determined by the Company from time to time in its sole discretion and in good faith; or

(vi)           The Company’s material breach of this Agreement.

provided, however, that the foregoing conditions will constitute Good Reason only if (A) the Executive provides written notice to the Company within 90 days of the initial existence of the condition(s) constituting Good Reason and (2) the Company fails to cure such condition(s) within 30 days after receipt from the Executive of such notice; and provided further, that Good Reason will cease to exist with respect to a condition 180 days following the initial existence of such condition.

(i)           “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

27.           Certain Costs.  Each Party will pay and be fully responsible for its own costs and expenses (including costs of professional advisors) in connection with any future disputes under, or the interpretation and enforcement of, this Agreement.

28.           Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with any member of the Company Group, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by any member of the Company Group pursuant to any such law, government regulation or stock exchange listing requirement).

29.           Acknowledgements.  The Executive acknowledges and agrees that (i) the Executive has read this Agreement carefully and in its entirety, (ii) the Executive understands the terms and conditions contained herein, (iii) the Executive has had the opportunity to review this Agreement with legal counsel of the Executive’s own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and (iv) the Executive is entering into this Agreement knowingly and voluntarily.  The Executive acknowledges and agrees that each member of the Company Group is an intended third party beneficiary of this Agreement and, as such, will be entitled to all of the benefits, and will be permitted to enforce its rights, under this Agreement as if such third party were an original party hereto.  As an inducement to enter into this Agreement, the Executive represents and warrants as follows:  (A) the Executive is not a party to any other agreement or obligation for personal services; (B) there exist no impediments or restraints, contractual or otherwise on the Executive’s power, right or ability to enter into this Agreement and to perform the Executive’s duties and obligations hereunder; and (C) the performance of the Executive’s obligations under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which the Executive is or was subject.

30.           Resignations.  Following the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and all other offices and positions the Executive holds with the Company Group; provided, however, that if the Executive fails to tender the Executive’s resignation after the Board has made such request, then the Executive will be deemed to have resigned from such offices and positions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement is duly executed as of the Effective Date.

Volt Information Sciences, Inc.

By:	/s/ Laurie Siegel

Name:	Laurie Siegel
Title:	Chair of the Compensation Committee, as authorized by the Compensation Committee

Executive

/s/ Michael Dean
Michael Dean

EXHIBIT A

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

VOLT INFORMATION SCIENCES, INC.
2015 Equity Incentive Plan

This NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), is made as of October 19, 2015 (the “Grant Date”) between Volt Information Sciences, Inc., a New York corporation (the “Company”), and Michael Dean (the “Participant”), and is made pursuant to the terms of the Company’s 2015 Equity Incentive Plan (the “Plan”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.     Option.  The Company hereby grants to the Participant, as of the Date of Grant, the right and option (this “Option”) to purchase 182,050 Shares, at a price per Share equal to $8.33 (the “Exercise Price”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”).  This Option is not intended to qualify as an Incentive Stock Option.  The Award is granted subject to approval of the Plan by the shareholders of the Company.  No portion of this Award may become exercisable prior to shareholder approval of the Plan.  In the event that the Plan is not approved by the Company’s shareholders within 12 months of the Effective Date, the Award shall be null and void ab initio.

Section 2.     Vesting Requirements.

(a)           Generally. Except as otherwise provided herein, 1/3 (one-third) of this Option shall vest and become exercisable on each of the first three anniversaries of the Grant Date (each, a “Vesting Date”), subject to the Participant’s continuous service or employment with the Company or its Affiliates (“Service”) from the Grant Date through the applicable Vesting Date.

(b)           Termination of Service Without Cause, for Good Reason or Nonrenewal Resignation.  Notwithstanding Section 2(a) hereof, in the event of the Participant’s termination of Service prior to an applicable Vesting Date by the Company without Cause, by the Participant for Good Reason or if there is a Nonrenewal Resignation (and in all events other than due to the Participant’s death or Disability), any unvested portion of this Option that would vest within 12 months following the date of such termination of Service (the “Termination Date”), shall immediately become fully vested and exercisable on the Termination Date (subject to the requirement that the Participant execute a release of claims as contemplated by the Employment Agreement, dated October 19, 2015, between the Company and the Participant (the “Employment Agreement”)). As used in this Agreement, the terms “Cause,” “Disability,” “Good Reason” and “Nonrenewal Resignation” shall have the respective meanings set forth in the Employment Agreement.

(c)           Termination of Service Without Cause, for Good Reason or Nonrenewal Resignation during the Change in Control Period. Notwithstanding Section 2(a) or (b) hereof, in the event of the Participant’s termination of Service prior to an applicable Vesting Date by the Company without Cause, by the Participant for Good Reason or if there is a Nonrenewal Resignation, in each case during the Change in Control Period (and in all events other than due to the Participant’s death or Disability), 100% of the unvested portion of this Option shall immediately become fully vested and exercisable on the Termination Date (subject to the requirement that the Participant execute a release of claims as contemplated by the Employment Agreement).  As used in this Agreement, the term “Change in Control Period” shall have the meaning set forth in the Employment Agreement.

(d)           Other Terminations of Service.  Upon the occurrence of a termination of the Participant’s Service for any reason other than as contemplated by Section 2(b) or (c) hereof, the unvested portion of this Option shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 3.     Term.  This Option shall terminate upon the earliest to occur of the following:

(a)           Expiration. This Option shall terminate immediately upon the tenth anniversary of the Grant Date (the “Expiration Date”).

(b)           Death; Disability.  If the Participant’s Service is terminated due to the Participant’s death or Disability, then the vested portion of this Option shall remain exercisable until the one-year anniversary of such termination (at which time this Option shall be cancelled), but not later than the Expiration Date.

(c)           Termination of Service Without Cause, for Good Reason or Nonrenewal Resignation.  In the event of the Participant’s termination of Service by the Company without Cause, by the Participant for Good Reason or if there is a Nonrenewal Resignation (and in all events other than due to the Participant’s death or Disability), the vested portion of this Option shall remain exercisable until the 12-month anniversary of such termination (at which time this Option shall be cancelled), but not later than the Expiration Date.

(d)           Cause.  If the Participant’s Service is terminated for Cause, then this Option (both the vested and unvested portions) shall be cancelled immediately upon the occurrence of such termination.

(e)           Other Terminations of Service.  If the Participant’s Service is terminated in a manner that is not otherwise specified in this Section 3, then the vested portion of this Option shall remain exercisable until the three-month anniversary of such termination (at which time this Option shall be cancelled), but not later than the Expiration Date.

Section 4.     Exercise.  Subject to the terms of this Agreement and the Plan, the vested portion of this Option may be exercised, in whole or in part, in cash or in any other form of legal consideration that may be acceptable to the Committee in accordance with the terms of the Plan (including, without limitation, in the discretion of the Participant (and with any necessary Committee consent deemed satisfied hereby), pursuant to Section 6(d)(i)(D) of the Plan (pertaining to net settlement for exercise price)).

Section 5.     Restrictions on Transfer.  No portion of this Option (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.  Notwithstanding the foregoing, at the discretion of the Committee, this Option may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.

Section 6.     Investment Representation.  Upon acquisition of Shares pursuant to this Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to the Shares, the Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Participant shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws.  No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws.  Any determination in this connection by the Committee shall be final, binding and conclusive.  The Company reserves the right to legend any certificate or book entry representation of the Shares, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 7.     Securities Laws/Legend on Certificates.  The issuance and delivery of certificates representing Shares acquired pursuant to this Option shall comply with all applicable requirements of law, including without limitation the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.  If the Company deems it necessary to ensure that the issuance of securities under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such security would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company which satisfies such requirements. The certificates representing the Shares acquired pursuant to this Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 8.     Adjustments.  The Award granted hereunder shall be subject to the adjustment as provided in Section 4(b) of the Plan.

Section 9.     No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service.

Section 10.     Tax Withholding.  This Agreement and the Award shall be subject to tax and/or other withholding in accordance with Section 17(e) of the Plan (including, without limitation, in the discretion of the Participant (and with any necessary Committee consent deemed satisfied hereby), pursuant to Section 17(e)(ii) of the Plan (pertaining to net settlement for taxes)).

Section 11.     No Rights as a Stockholder; No Dividends.  The Participant shall not have any privileges of a stockholder of the Company with respect to this Option, including without limitation any right to vote any Shares underlying this Option or to receive dividends or other distributions in respect thereof, unless and until Shares underlying this Option are delivered to the Participant following the exercise of this Option in accordance with Section 4 hereof.

Section 12.     Clawback.  The Award will be subject to recoupment in accordance with any existing clawback policy or clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause.  The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

Section 13.     Amendment and Termination.  Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto.  Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

Section 14.     Construction.  The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.  The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 15.     Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

Section 16.     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 17.     Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 18.     Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Grant Date.

VOLT INFORMATION SCIENCES, INC.

By:

Name:	Laurie Siegel
Title:	Chair of the Compensation Committee, as authorized by the Compensation Committee

PARTICIPANT

Participant’s Signature	Date

Name:

Address:

Address:

EXHIBIT B

RESTRICTED STOCK UNIT AWARD AGREEMENT

VOLT INFORMATION SCIENCES, INC.
2015 Equity Incentive Plan

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is made as of the 19th day of October, 2015 between Volt Information Sciences, Inc., a New York corporation (the “Company”), and Michael Dean (the “Participant”), and is made pursuant to the terms of the Company’s 2015 Equity Incentive Plan (the “Plan”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.     Restricted Stock Units.  The Company hereby issues to the Participant, as of the Date of Grant, 40,016 restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”).  Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.  For purposes of this Agreement, the “Grant Date” shall be October 19, 2015.  The Award is granted subject to approval of the Plan by the shareholders of the Company.  No portion of the Award may be settled prior to shareholder approval of the Plan.  In the event that the Plan is not approved by the Company’s shareholders within 12 months of the Effective Date, the Award shall be null and void ab initio.

Section 2.     Vesting Requirements.

(a)           Generally. Except as otherwise provided herein, the RSUs shall vest ratably over three years on each of the first three anniversaries of the Grant Date (each, a “Vesting Date”), subject to the Participant’s continuous service or employment with the Company or its Affiliates (“Service”) from the Grant Date through the applicable Vesting Date.

(b)            Termination of Service Without Cause, for Good Reason or Nonrenewal Resignation.  Notwithstanding Section 2(a) hereof, in the event of the Participant’s termination of Service prior to an applicable Vesting Date by the Company without Cause, by the Participant for Good Reason or if there is a Nonrenewal Resignation (and in all events other than due to the Participant’s death or Disability), any unvested RSUs that would vest within 12 months following the date of such termination of Service (the “Termination Date”), shall immediately become fully vested on the Termination Date (subject to the requirement that the Participant execute a release of claims as contemplated by the Employment Agreement, dated October 19, 2015, between the Company and the Participant (the “Employment Agreement”)). As used in this Agreement, the terms “Cause,” “Disability,” “Good Reason” and “Nonrenewal Resignation” shall have the respective meanings set forth in the Employment Agreement.

(c)           Termination of Service Without Cause, for Good Reason or Nonrenewal Resignation during the Change in Control Period. Notwithstanding Section 2(a) or (b) hereof, in the event of the Participant’s termination of Service prior to an applicable Vesting Date by the Company without Cause, by the Participant for Good Reason or if there is a Nonrenewal Resignation, in each case during the Change in Control Period (and in all events other than due to the Participant’s death or Disability), 100% of the unvested RSUs shall immediately become fully vested on the Termination Date (subject to the requirement that the Participant execute a release of claims as contemplated by the Employment Agreement).  As used in this Agreement, the term “Change in Control Period” shall have the meaning set forth in the Employment Agreement.

(d)           Other Terminations of Service.  Upon the occurrence of a termination of the Participant’s Service for any reason other than as contemplated by Section 2(b) or (c) hereof, all outstanding and unvested RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.  Notwithstanding anything to the contrary herein, upon a termination of the Participant’s Service for Cause, all RSUs, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 3.     Settlement.  As soon as reasonably practicable following the Vesting Date or Termination Date (as applicable, but in any event, within 10 days following the Vesting Date or Termination Date), any RSUs that become vested and non-forfeitable shall be settled, unless otherwise determined by the Committee, by the Company through the delivery to the Participant of a number of Shares equal to the number of RSUs that vested and became non-forfeitable pursuant to Section 2 hereof.

Section 4.     Restrictions on Transfer.  No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.  Notwithstanding the foregoing, at the discretion of the Committee, RSUs may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.

Section 5.     Investment Representation.  The Participant is acquiring the RSUs for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).  No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws.  The Participant understands and agrees that none of the RSUs may be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws.   Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits under hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.

Section 6.     Adjustments.  The Award granted hereunder shall be subject to the adjustment as provided in Section 4(b) of the Plan.

Section 7.     No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service.

Section 8.     Tax Withholding.  This Agreement and the Award shall be subject to tax and/or other withholding in accordance with Section 17(e) of the Plan (including, without limitation, in the discretion of the Participant (and with any necessary Committee consent deemed satisfied hereby), pursuant to Section 17(e)(ii) of the Plan (pertaining to net settlement for taxes)).

Section 9.     No Rights as a Stockholder; Dividends.  The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof.  Notwithstanding the foregoing, any dividends payable with respect to the RSUs underlying the Award during the Period from the Grant Date through the date the applicable RSUs are settled in accordance with Section 3 hereof will accumulate in cash and be payable to the Participant on a deferred basis, but only to the extent that the Award vests in accordance with Section 2 hereof.  In no event shall the Participant be entitled to any payments relating to dividends paid after the earlier to occur of the settlement or forfeiture of the applicable RSUs underlying the Award and, for the avoidance of doubt, all accumulated dividends shall be forfeited immediately upon the forfeiture or cancellation of the Award or applicable portion thereof.

Section 10.     Clawback.  The Award will be subject to recoupment in accordance with any existing clawback policy or clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause.  The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

Section 11.     Amendment and Termination.  Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto.  Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.

Section 12.     Construction.  The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.  The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 13.     Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

Section 14.     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 15.     Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 16.     Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

VOLT INFORMATION SCIENCES, INC.

By:

Name:	Laurie Siegel
Title:	Chair of the Compensation Committee, as authorized by the Compensation Committee

PARTICIPANT

Participant’s Signature	Date

Name:

Address:

EXHIBIT C

WAIVER AND RELEASE OF CLAIMS AGREEMENT

Michael Dean (“Employee”) hereby acknowledges that Volt Information Sciences, Inc. (“Employer”) is offering Employee certain payments in connection with Employee’s termination of employment pursuant to the employment agreement entered into between Employer and Employee, as amended (the “Employment Agreement”), in exchange for Employee’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).  If not otherwise defined herein, initial capitalized terms have the meanings given to them in the Employment Agreement.

Severance Payments

1.           Employee agrees that Employee will be entitled to receive the applicable severance payments under Section 7(b) or (c) of the Employment Agreement (other than the Accrued Compensation and Benefits) (the “Severance Payments”) only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.

2.           Employee agrees that the Severance Payments tendered under the Employment Agreement constitute fair and adequate consideration for the execution of this Agreement.  Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Payments are in addition to payments and benefits to which Employee is otherwise entitled.

Claims That Are Being Released

3.           Employee agrees that this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof, to the extent based upon acts or events that occurred on or before the date on which Employee signs this Agreement.  To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments.  This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

(a)
claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

(b)	if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

(c)	claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

(d)	claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)	claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act.

4.           If Employee has worked or is working in California, Employee expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

Claims That Are Not Being Released

5.           This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Employee signs this Agreement.  Further, this release will not prevent Employee from doing any of the following:

(a)
obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

(b)	asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Payments;

(c)	asserting any right to the Accrued Compensation and Benefits (as defined in the Employment Agreement);

(d)
asserting any rights Employee may have to indemnification under any agreement, arrangement or governing document of Employer or any of its affiliates, and/or coverage under any applicable policy of directors’ and officers’ liability insurance maintained by Employer or any of its affiliates;

(e)
filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or

(f)
challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

Additional Employee Covenants

6.           To the extent applicable, Employee confirms and agrees to Employee’s continuing obligations under the Employment Agreement, including, without limitation, following termination of Employee’s employment with Employer.  This includes, without limitation, Employee’s continuing obligations under Sections 9-12 of the Employment Agreement.

Voluntary Agreement And Effective Date

7.           Employee understands and acknowledges that, by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

8.           The parties understand and agree that:

(a)
Employee will have a period of 45 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement.  If Employee signs this Agreement before the end of such 45-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 45-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 45-day period.

(b)
In order to exercise this revocation right, Employee must deliver written notice of revocation to [INSERT COMPANY CONTACT] on or before the seventh calendar day after Employee executes this Agreement.  Employee understands that, upon delivery of such notice, this Agreement will terminate and become null and void.

(c)
The terms of this Agreement will not take effect or become binding, and Employee will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Employee.  If Employee elects not to sign this Agreement or revokes it within seven calendar days of signing, Employee will not receive the Severance Payments.

(d)	All amounts payable hereunder will be paid in accordance with the applicable terms of the Employment Agreement.

Governing Law

9.           This Agreement will be governed by the substantive laws of the State of New York, without regard to conflicts of law, and by federal law where applicable.

10.           If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

11.           Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement.  By signing this Agreement, Employee acknowledges that Employee has consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.

12.           This Agreement was provided to Employee for consideration on [INSERT DATE THIS AGREEMENT PROVIDED TO EMPLOYEE].

PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect.  Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

MICHAEL DEAN

Date: